Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333 - 182642 on Form S-3 of our report dated February 29, 2012 (June 14, 2012 as to Notes 1, 4 and 23), relating to the consolidated financial statements of DCP Midstream Partners, LP and subsidiaries (which report expresses an unqualified opinion including explanatory paragraphs referring to (a) the preparation of the portion of the DCP Midstream Partners, LP consolidated financial statements attributable to Discovery Producer Services, LLC, (b) the retrospective adjustment for the 100% ownership interest in DCP Southeast Texas Holdings, GP, of which 33.33% was acquired on January 1, 2011 and 66.67% was acquired on March 30, 2012, respectively, from DCP Midstream, LLC, which was accounted for in a manner similar to a pooling of interests, (c) the preparation of the portion of the consolidated financial statements attributable to DCP Southeast Texas Holdings, GP from the separate records maintained by DCP Midstream, LLC, and (d) the retrospective adjustment for changes to the preliminary purchase price allocation for Marysville Hydrocarbon Holdings, Inc.), appearing in the Current Report on Form 8-K of DCP Midstream Partners, LP dated June 14, 2012, and our report dated February 29, 2012, relating to the effectiveness of DCP Midstream Partners, LP and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of DCP Midstream Partners, LP for the year ended December 31, 2011 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

July 31, 2012